Exhibit (l)(33)
PURCHASE AGREEMENT
AGREEMENT dated this 5th day of February, 2010, by and between Allegiant Funds (the “Trust”), a Delaware statutory trust, and Professional Funds Distributor, LLC (“PFD”).
          1. The Trust hereby offers PFD and PFD hereby purchases one each of the following classes and series of shares of beneficial interest (no par value per share) representing interests in the Trust’s Maryland Tax Exempt Bond Fund and Tax Exempt Limited Maturity Bond Fund at a price of $10.00 per share (collectively known as “Shares”):
Name of Portfolio/Class of Shares
Allegiant Maryland Tax Exempt Bond Fund — I Shares
Allegiant Maryland Tax Exempt Bond Fund — A Shares
Allegiant Maryland Tax Exempt Bond Fund — C Shares
Allegiant Tax Exempt Limited Maturity Bond Fund — I Shares
Allegiant Tax Exempt Limited Maturity Bond Fund — A Shares
Allegiant Tax Exempt Limited Maturity Bond Fund — C Shares
          2. PFD hereby acknowledges receipt of one Share of each class and series listed above. The Trust hereby acknowledges receipt from PFD of funds in the amount of $10.00 for each such Share.
          3. PFD represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.
          4. The names “Allegiant Funds” and “Trustees of Allegiant Funds” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Agreement and Declaration of Trust dated as of August 25, 2009 which is hereby referred to and a copy of which is on file at the office of the Secretary of State of the State of Delaware and at the principal office of the Trust. The obligations of “Allegiant Funds” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 5th day of February 5, 2010.

Attest:	ALLEGIANT FUNDS
	By:	/s/ John Kernan
Title: Treasurer

Attest:	PROFESSIONAL FUNDS DISTRIBUTOR, LLC
	By:	/s/ Jennifer DiValerio
Title: Vice President